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Sterling Bancorp, Inc.

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October 22, 2024 An Update on Our Transition Planning To: All Sterling Bank & Trust Employees From: Greg Seibly, EverBank CEO David DePillo, EverBank President Dear Sterling Bank Employees: We’re pleased to tell you that since we were last in touch, teams from across EverBank and Sterling Bank & Trust have continued to make great progress mapping out transition plans for after the acquisition transaction closes in early 2025. Today, we want to give you an update on how we’re doing, where we’re headed and what to expect in the coming months. As we announced in September, we expect the transaction to close in the first quarter of 2025, subject to Sterling Bancorp’s shareholder and federal regulatory approvals and customary closing conditions. We refer to the date of closing as Legal Day One, or LD1. Until then, we are focused on planning for the transition, which is progressing well. We’ve assembled a large, cross-functional team which includes workstreams representing every part of our bank, including Human Resources, IT and Cyber Security, Operations, Marketing, Client Experience, Legal, Risk, Credit, Compliance, Deposits and Products, Capital Markets and Internal Audit. EverBank project team members are now working closely with their Sterling Bank counterparts, and we’ve had a series of great first meetings and calls to bring everyone together. Our Transition team has one shared goal: creating a comprehensive, go-forward transition plan that puts our clients – and you – at the center of everything we do. Our Shared Focus Until the transaction closes, it remains business-as-usual for all Sterling Bank and EverBank consumer and commercial clients, with no changes in accounts or services. We’re planning a smooth transition for Sterling Bank clients after the transaction is completed, with no expected disruptions in banking services. We’re also planning a smooth transition for Sterling Bank employees. The Transition team is creating a highly detailed, integrated plan that reflects the priorities of each work stream in the months leading up to the transaction close on LD1 and important milestones that will follow in 2025, including rebranding and the conversion of core bank operating platforms referred to as Customer Day 1, which is expected to occur in the second half of 2025. We’re following a holistic, flexible approach to the transition project, and we’ll continue to refine our plans as we move forward. As we do this, our key focus remains serving our clients, meeting performance goals and ensuring employees at both banks fully understand their roles and where we’re headed.

This truly is a team effort, and every employee at both banks has a vital role to play in this process. Decisions on Important Employee Matters Many members of our EverBank team have been through bank mergers, sales and acquisitions several times in their careers. All of us understand that transitions are stressful, and we know that many of you have important questions about matters that are critical to you and your families. While it’s still early in the process, we want you to know that we’re working quickly to make decisions on staffing needs, benefits, business integration and our go-forward strategy. We’re guided by a set of core values centered on integrity, teamwork, client success and performance. As we move through this process, we’re committed to timely and transparent communications, and treating every employee with respect and dignity. For Sterling Bank’s Retail Branch associates, your role with EverBank will remain unchanged after the transaction closes. Because transition-planning efforts remain ongoing, we’ll be able to share more information about positions and roles as we approach LD1. Our goal is to notify Sterling Bank employees of their post-LD1 employment status in a timely manner, in most cases notifying prior to LD1 though some may occur thereafter. We’d also like to clarify that decisions to retain back-office positions have not been made at this time, and we will communicate those decisions prior to LD1. Over the coming weeks as we begin to assess our resource needs post-LD1, we will begin setting up meetings so the EverBank teams can get to know you more individually and the work that you do for Sterling Bank. These meetings will be coordinated through your Sterling Bank management team. More information about these calls will be forthcoming. EverBank offers a competitive benefits package to all employees. At this time, benefits for 2025 have not been finalized, but we hope to be able to share details about our benefits in the coming weeks. We can tell you that our health, welfare and retirement savings benefits are competitive with the industry, reflecting our commitment to all associates and their families. As we work toward the transaction close and future transition, you have our promise to be candid and transparent about everything we do and the decisions that we make. We’ll share additional updates with you, and working with the Sterling Bank leadership, we look forward to being in touch again soon. Sincerely,